EXHIBIT 14

ETHICS POLICY

Unity Bancorp, Inc., Unity Bank (collectively, “Unity”) regards the working relationship with customers, clients and other organizations as paramount and equally regards the integrity demonstrated by all directors, officers and employees as indispensable to that effective relationship.  Therefore, it is the policy of Unity that all directors, officers and employees observe and comply with the following:

Conflicts of Interest

•                  No director, officer or employee shall directly or indirectly enter into or maintain a relationship with another business, financial concern or individual when such relationship is in conflict with or prejudicial to the interest of Unity or would appear to cause a conflict of interest.  If doubt exists regarding restrictions, prior approval by the Board of Directors or employee’s supervisor is required.

•                  No director, officer or employee shall be permitted to make or to influence any decisions, to negotiate or to influence any contracts or purchase orders, to undertake assignments or to evaluate such assignments on behalf of any business, financial concern or individual which is in conflict with or prejudicial to the interest of Unity or would appear to cause a conflict of interest.

•                  An officer or employee must notify their immediate supervisor and the Human Resources Manager regarding full time or part time employment outside Unity.  No employee shall be engaged in outside employment where certain functions performed might interfere in any manner with the proper and effective performance of duties at Unity or appear to create a conflict of interest.

Code of Ethics

•                  No director, officer or employee shall engage in any activity and/or conduct on Unity property that is viewed as contrary to Unity’s policy of ethical and proper behavior.

•                  No director, officer or employee shall subject or appear to subject Unity to public criticism or embarrassment.

•                  No director, officer or employee shall directly or indirectly avoid job responsibilities as related to cash and security accountability.

•                  No officer or supervisory employee shall avoid actions of disciplinary administration.

•                  A director, officer or employee witnessing or having knowledge of wrongdoing against Unity must divulge this information to the appropriate supervisor or member of management without fear of recourse.

•                  No director, officer or employee shall accept the tangible or intangible items of value, gratuities or special favors from any organization or individual, which participates or seeks to participate in company business.  This is a total bar on soliciting or receiving anything of value as a quid pro quo or as a “gratuity” in connection with any transaction with Unity or its subsidiaries.  This statutory prohibition does not include unsolicited advertising or promotional materials of nominal value.  Acceptance of food, refreshments and accompanying entertainment on infrequent occasions in the ordinary course of a business meeting or inspection tour where the individual is properly in attendance at Unity’s request is permissible.  If any doubt exists as to the propriety of the acceptance of an item of value, the individual must have the prior approval of the President of Unity or the designee of Unity’s President. Any violation of this policy will result in disciplinary action up to and including termination.

Compliance with Laws, Rules and Regulations

•                  Each director, officer and employee must at all times comply in all material respects with all applicable laws, rules and regulations.

•                  Each director, officer and employee must comply with applicable rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulatory agencies, including any exchanges on which Unity’s securities may be listed.

•                  As a public company, it is of critical importance that Unity’s filings with the United States Securities and Exchange Commission (the “SEC”) be accurate and timely.  Depending on their position with Unity, an employee, officer or director may be called upon to provide necessary information to assure that Unity’s public reports are complete, fair and understandable. Unity expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to Unity’s public disclosure requirements.

Financial Statements and Other Records

•                  All of Unity’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Unity’s transactions and must conform both to applicable legal requirements and to Unity’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Confidentiality

•                  Each director, officer and employee must maintain the confidentiality of all information entrusted to them by Unity or its customers that is treated by them as confidential, except when disclosure is authorized by Unity or legally mandated.

•                  Confidential information includes all information that may be of use to Unity’s competitors, or that could be harmful to Unity or its customers, if disclosed.

Compliance with the Code

•                  Each director, officer and employee must report promptly any violations of this Code.  Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

•                  A possible violation of this Code by an employee other than a Unity officer should be reported to the supervisor of the employee who commits the violation.  However, any employee may report any possible violation to legal counsel for Unity.

•                  A possible violation of this Code by a director or an officer of Unity should be reported to Unity’s legal counsel.  If an employee believes that in a particular situation it would not be appropriate to report a possible violation by a director or officer to such legal counsel, the employee may also report the possible violation to Unity’s principal executive officer, to the Chairman of Unity’s Audit Committee, or to any other officer or director of Unity to whom the employee believes it would be appropriate to report the possible violation.

•                  The identity of the person who reports a possible violation of this Code by another will be kept confidential, except to the extent the person who reports the possible violation consents to be identified or the identification of that person is required by law.

•                  Possible violations may be reported orally or in writing and may be reported anonymously.

•                  Unity will not allow retaliation for reports of possible violations made in good faith.

Change in or Waiver of the Code

•                  Any waiver or amendment of any provision of this Code must be approved by Unity’s Board of Directors.

•                  No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of Unity’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a Report on Form 8-K containing any required disclosure with regard to the waiver.  Unity will promptly disclose on Form 8-K, by means of the filing of such form and dissemination by the Internet or by other electronic means, any change in or waiver of the Code.

•                  Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to Unity’s stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange or securities quotation system on which Unity’s securities are listed or quoted.